Exhibit 99.1

Butterfly Network, Inc. Announces Preliminary Revenue for the Fourth Quarter and Full Year 2021

GUILFORD, Conn. & NEW YORK, January 11, 2022 -- Butterfly Network, Inc. (NYSE: BFLY) ("Butterfly"or the “Company”), a digital health company transforming care with next generation, point-of-care ultrasound (“POCUS”), today announced certain preliminary, unaudited results for the quarter and full year ended December 31, 2021.

“Our team has performed well during the fourth quarter, with revenue exceeding our expectations,” said Dr. Todd Fruchterman, President and CEO of Butterfly. “Having announced our first enterprise-wide institutional deployment with the University of Rochester Medical Center, we are even more energized about Butterfly’s transformational potential to advance the practice of better medicine everywhere as we begin 2022.”

Preliminary, Unaudited Revenue and Recent Business Highlights:

●	Revenue for the fourth quarter of 2021 is anticipated to be in the range of approximately $17.9 million to $18.9 million, an increase of approximately 14% to 21% over the same quarter last year.

●	Revenue for the full year 2021 is anticipated to be in the range of $61.5 million to $62.5 million, an increase of approximately 33% to 35% over full year 2020. On November 15, 2021, the company issued revenue guidance of $60 million to $62 million.

●	Announced that University of Rochester Medical Center (URMC) and Butterfly Network will work together to deploy Butterfly iQ+ across the URMC clinical enterprise.

The preliminary unaudited revenue results described in this press release are estimates only and are subject to revision until the Company reports its full financial results for 2021.

Butterfly previously announced its participation in the 40th Annual J.P. Morgan Healthcare Conference, including a formal virtual presentation on Tuesday, January 11, 2022, at 2:15 pm Eastern Time. A live webcast of the presentation and an archived recording will be available in the Events & Presentations section of the Butterfly Network investor website.

About Butterfly Network, Inc.

Founded by Dr. Jonathan Rothberg in 2011, Butterfly has created the world’s first handheld, single-probe whole-body ultrasound system using its patented Ultrasound-on-Chip™ semiconductor technology. Butterfly’s mission is to democratize medical imaging and contribute to the aspiration of global health equity, including for the 4.7 billion people around the world lacking access to ultrasound. Butterfly is paving the way for earlier detection and remote management of health conditions around the world. The Butterfly iQ+ and Butterfly iQ+ Vet can be purchased today by healthcare practitioners and veterinarians, respectively, in the United States, Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Italy, the Netherlands, New Zealand, Norway, Poland, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Butterfly iQ+ is a prescription device intended for qualified healthcare professionals only. For more information, visit www.butterflynetwork.com.

Preliminary Financial Information

The preliminary financial information included in this press release is unaudited and is subject to completion of the Company’s quarter and year-end closing procedures and further financial review. Butterfly Network has provided expected ranges, rather than specific amounts, because these results are preliminary and subject to change. Actual results may differ from these estimates as a result of the completion of our quarter and year-end closing procedures, review adjustments and other developments that may arise between now and the time such financial information for the period is finalized. As a result, these estimates are preliminary, may change and constitute forward-looking information and, as a result, are subject to risks and uncertainties. These preliminary estimates should not be viewed as a substitute for full financial statements prepared in accordance with United States generally accepted accounting principles (GAAP), and they should not be viewed as indicative of the Company’s results for any future period. Butterfly Network’s independent registered public accountants have not audited, reviewed, compiled, or performed any procedures with respect to these estimated financial results and, accordingly, do not express an opinion or any other form of assurance with respect to these preliminary estimates.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from its expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, statements regarding fourth quarter and full year 2021 revenue results, the Company’s expectations with respect to financial results, future performance and development of products and services. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the completion and audit of the Company’s financial statements for the year ended December 31, 2021; the impact of COVID-19 on the Company’s business; the ability to recognize the anticipated benefits of the business combination; the Company’s ability to grow and manage growth profitably; the success, cost and timing of the Company’s product and service development activities; the potential attributes and benefits of the Company’s products and services; the Company’s ability to obtain and maintain regulatory approval for its products, and any related restrictions and limitations of any approved product; the Company’s ability to identify, in-license or acquire additional technology; the Company’s ability to maintain its existing license, manufacture, supply and distribution agreements; the Company’s ability to compete with other companies currently marketing or engaged in the development of products and services that the Company is currently marketing or developing; changes in applicable laws or regulations; the size and growth potential of the markets for the Company’s products and services, and its ability to serve those markets, either alone or in partnership with others; the pricing of the Company’s products and services and reimbursement for medical procedures conducted using its products and services; the Company’s estimates regarding expenses, revenue, capital requirements and needs for additional financing; the Company’s financial performance; the Company’s ability to raise financing in the future; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions you not to place undue reliance upon any forward-looking statements, which speak only as of the date of this press release. The Company does not undertake or accept any obligation or undertake to release publicly any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact:

Investors
Agnes Lee
650-677-9138
alee@butterflynetwork.com

Media

Holly Spring
media@butterflynetwork.com